Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES 2006 THIRD

QUARTER AND FIRST NINE MONTHS RESULTS

Philadelphia, PA – November 14, 2006 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the third quarter and nine months ended September 30, 2006.

Third Quarter Results:

Highlights when compared to the third quarter of 2005 include:

Custom unit sales grew 19.6 percent.

Gross margin improved to 8.3 percent from 5.4 percent.

Operating income rose to $11.8 million compared to a loss of $17.1 million.

Credit Agreement EBITDA increased 13.6 percent to $20.0 million.

Income from continuing operations improved to $1.9 million compared to a loss of $23.6 million.

“We are pleased with our continued improved performance in the quarter. Impressive execution of our strategy to grow custom sales, improve pricing, reduce costs, and improve working capital management yielded solid cash performance for the quarter,” said Michael Hoffman, CEO and President of Constar.

Consolidated net sales were $251.3 million in the third quarter of 2006 compared to $251.5 million in the third quarter of 2005. The slight decrease in consolidated net sales was driven by a decrease in unit volume, which was offset by the pass-through of higher resin costs to customers, favorable foreign currency translations, and the positive impact of the Company’s strategic value initiative plan.

In the U.S., net sales of $198.2 million in the third quarter of 2006 remained consistent with net sales in the third quarter of 2005. Total U.S. unit volume decreased 4.2 percent over the third quarter of 2005. Custom unit volume growth was 19.6 percent, while conventional unit volume declined 8.7 percent compared to the third quarter of 2005. The impact of the net unit volume decrease on net sales was offset by the pass-through to customers of higher resin costs and the effect of the Company’s strategic value initiative plan.

In Europe, net sales were $53.1 million in the third quarter of 2006 compared to $53.3 million in the third quarter of 2005. The slight decrease in European net sales in the third quarter of 2006 was primarily due to a decline in conventional unit volume of 10.0 percent compared to the third quarter of 2005, offset by favorable foreign currency translations and the pass-through of higher resin costs to customers.

U.S. net sales accounted for 78.9 percent of net sales in the third quarter of 2006 compared to 78.8 percent of net sales in the third quarter of 2005.

Gross profit increased $7.2 million to $20.8 million in the third quarter of 2006 from $13.6 million in the third quarter of 2005. Gross profit as a percentage of net sales increased to 8.3 percent from 5.4 percent in the 2005 third quarter. The increase reflects improved product and customer mix, lower costs, benefits from the Company’s strategic value initiative plan, reduced depreciation expense, lower property and other non-income related taxes, a reduction in customer rebates and improved operating efficiencies in U.S. manufacturing operations.

Selling and administrative expenses increased by $0.1 million to $6.9 million in the third quarter of 2006 from $6.8 million in the third quarter of 2005. This modest increase primarily relates to increased compensation expense of $1.0 million, offset by an adjustment of $0.6 million related to incentive compensation and decreased legal and bad debt expense.

In the third quarter of 2005, the Company recorded a non-cash asset impairment charge of $22.2 million to write down to fair value the carrying value of assets used in its European operations.

Operating income rose to $11.8 million in the 2006 third quarter compared to a loss of $17.1 million in the third quarter of 2005. The improvement primarily reflects the increase in gross profit and the absence of impairment charges in 2006 compared to an impairment charge of $22.2 million in 2005.

Interest expense increased $0.6 million to $10.4 million in the third quarter of 2006 from $9.8 million in the third quarter of 2005 as a result of a higher effective interest rate partially offset by lower average borrowings.

Other income increased to $0.6 million in the third quarter of 2006 compared to the third quarter of 2005. The income in 2006 primarily resulted from the positive impact of changes in foreign currency translation rates on intra-company balances and from royalty income.

Net income was $1.4 million in the third quarter of 2006, or $0.11 income per basic and diluted share, compared to a net loss of $23.5 million, or $1.93 loss per basic and diluted share, in the third quarter of 2005.

Credit Agreement EBITDA in the third quarter of 2006 increased by $2.4 million, or 13.6 percent, to $20.0 million from $17.6 million in the third quarter of 2005. This increase was primarily due to a higher gross profit excluding depreciation expense, partially offset by increased operating expenses, excluding asset impairment charges.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement adjusts EBITDA for certain items. In the third quarter of 2006, these adjustments amounted to $0.6 million. In the third quarter of 2005, these adjustments were $16.9 million.

Credit Agreement EBITDA is not a GAAP-defined measure and may not be comparable to adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of our operating performance. Management also believes that Credit Agreement EBITDA is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods, and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of Credit Agreement EBITDA to net income (loss) in the attached unaudited consolidated statements of operations.

For the three months ended September 30, 2006, net cash provided by operating activities was $37.5 million, and net cash used in investing activities was $4.4 million.

First Nine Months Results:

Consolidated net sales grew by $9.3 million to $735.5 million in the first nine months of 2006 from $726.2 million in the same period last year. The increase was primarily driven by the pass- through of higher resin costs to customers, an increase in custom unit volume and the impact of the Company’s strategic value initiative plan, partially offset by unfavorable foreign currency translations.

In the U.S., net sales increased $17.1 million to $586.3 million in the first nine months of 2006 from $569.2 million in the first nine months of 2005. The increase was primarily driven by the pass-through of higher resin costs to customers, an increase in custom unit volume and the impact of the Company’s strategic value initiative plan. Total U.S. unit volume increased 0.7 percent in the first nine months of 2006 over the same period last year. This increase reflects custom unit volume growth of 30.9 percent and a 4.9 percent decrease in conventional unit volume.

In Europe, net sales decreased $7.8 million to $149.2 million in the nine months ended September 30, 2006 from $157.0 million in the first nine months of 2005. The decrease was due to the weakening of the British Pound and Euro against the U.S. Dollar, and a 3.5 percent decrease in unit volume.

U.S. net sales accounted for 79.7 percent of net sales in the first nine months of 2006 compared to 78.4 percent of net sales in the same period last year.

Gross profit increased $24.2 million to $54.5 million for the first nine months of 2006 from $30.3 million in the first nine months of 2005. Gross profit as a percentage of net sales in the first nine months of 2006 increased to 7.4 percent from 4.2 percent in the same period last year. The increase reflects improved customer and product mix, lower costs, the impact of the Company’s strategic value initiative plan, lower depreciation expense and improved operating efficiencies in U.S. manufacturing operations, partially offset by a decrease in gross profit, excluding depreciation, in our European operations.

Selling and administrative expenses were $22.8 million in the first nine months of 2006 compared to $19.0 million in the same period last year. The increase primarily reflects a $1.7 million increase in compensation expense, $1.3 million for additional audit and Sarbanes-Oxley related expenses, $1.3 million of increased other expenses and $1.0 million in higher legal fees, offset by a $1.5 million reduction in bad debt expense.

In connection with its February 2005 refinancing, the Company repaid amounts outstanding under its former revolving loan facility and two term loans. As a result of these repayments the Company wrote off approximately $6.5 million of the remainder of the deferred financing costs related to those three facilities and incurred prepayment penalties of approximately $3.5 million.

In the nine months ended September 30, 2006, the Company recorded a non-cash asset impairment charge of $0.9 million to write down the carrying value of an asset to fair value.

In the nine months ended September 30, 2005, the Company recorded a non-cash asset impairment charge of $22.2 million to write down the carrying value of assets used in its European operations to fair value.

Operating income was $25.6 million in the nine months ended September 30, 2006 compared to an operating loss of $25.8 million in the nine months ended September 30, 2005. This increase in operating income primarily relates to the improved operating performance described above, and the absence in 2006 of $22.2 million in impairment charges, a $10.0 million write-off of deferred financing costs and prepayment penalties associated with the 2005 refinancing.

Interest expense increased $2.3 million to $31.1 million in the nine months ended September 30, 2006 from $28.8 million in the nine months ended September 30, 2005 as a result of a higher effective interest rate and higher average borrowings.

In the first nine months of 2006, the Company reported other income of $1.8 million compared to other expense of $0.4 million in the first nine months of 2005. The income in 2006 was primarily from the positive impact of changes in the foreign currency translation rates of intra-company balances and royalty income.

Net loss in the nine months ended September 30, 2006 was $4.8 million, or $0.39 loss per basic and diluted share, compared to a net loss of $51.2 million, or $4.22 loss per basic and diluted share, in the nine months ended September 30, 2005.

Credit Agreement EBITDA in the nine months ended September 30, 2006 increased by 24.5 percent to $54.9 million from $44.1 million in the first nine months of last year. This increase was primarily due to a higher gross profit excluding depreciation expense, partially offset by increased operating expenses, excluding asset impairment charges.

In the nine months ended September 30, 2006, Credit Agreement adjustments to EBITDA were $2.2 million. In the nine months ended September 30, 2005, adjustments were $29.4 million, which included the write-off of deferred financing costs of $10.0 million and the asset impairment charge.

For the nine months ended September 30, 2006, net cash provided by operating activities was $37.9 million, and net cash used in investing activities was $17.1 million.

Conference Call, Web Cast Information

The Company will hold a conference call on Tuesday, November 14, 2006, at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 810-0924 (domestic callers) or (913) 981-4900 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day until midnight on Tuesday, November 21, 2006 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 4502547, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customer PepsiCo, the success of the Company’s strategic pricing initiative plan and the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3708 Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net customer sales	$250,466	$250,285	$732,437	$722,766
Net affiliate sales	818	1,211	3,030	3,424

Net sales	251,284	251,496	735,467	726,190
Cost of products sold, excluding depreciation	222,946	226,686	654,542	662,145
Depreciation	7,579	11,220	26,417	33,747

Gross profit	20,759	13,590	54,508	30,298

Selling and administrative expenses	6,939	6,778	22,769	19,023
Research and technology expenses	1,671	1,614	4,697	4,660
Write-off of deferred financing costs	—	—	—	10,025
Asset impairment charges	—	22,200	870	22,200
Provision for restructuring	365	60	591	170

Total operating expenses	8,975	30,652	28,927	56,078

Operating income (loss)	11,784	(17,062)	25,581	(25,780)
Interest expense	10,422	9,762	31,072	28,766
Other (income) expense, net	(584)	34	(1,774)	383

Income (loss) from continuing operations before income taxes	1,946	(26,858)	(3,717)	(54,929)
(Provision for) benefit from income taxes	—	3,260	—	3,414

Income (loss) from continuing operations	1,946	(23,598)	(3,717)	(51,515)
Income (loss) from discontinued operations, net of taxes	(563)	131	(1,074)	299

Net Income (loss)	$1,383	$(23,467)	$(4,791)	$(51,216)

Basic earnings (loss) per common share:
Continuing operations	$0.16	$(1.94)	$(0.30)	$(4.25)
Discontinued operations	(0.05)	0.01	(0.09)	0.03

Net income(loss) per share	$0.11	$(1.93)	$(0.39)	$(4.22)

Diluted earnings (loss) per common share:
Continuing operations	$0.15	$(1.94)	$(0.30)	$(4.25)
Discontinued operations	(0.04)	0.01	(0.09)	0.03

Net income(loss) per share	$0.11	$(1.93)	$(0.39)	$(4.22)

Weighted average common shares outstanding:
Basic	12,235	12,157	12,214	12,135

Diluted	12,589	12,157	12,214	12,135

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Reconciliation of net income (loss) to Credit Agreement EBITDA:
Net loss	$1,383	$(23,467)	$(4,791)	$(51,216)
Add back:
Interest expense	10,422	9,762	31,072	28,766
Taxes	—	(3,260)	—	(3,414)
Depreciation	7,579	11,220	26,417	33,747

EBITDA	19,384	(5,745)	52,698	7,883
Other adjustments under Credit Agreement	639	23,374	2,179	36,223

Credit Agreement EBITDA	$20,023	$17,629	$54,877	$44,106

SELECTED BALANCE SHEET DATA

	September 30, 2006	September 30, 2005
Cash and cash equivalents	$17,463	$8,087
Debt:
Revolver Loan	$—	$3,658
Other	$—	$1,525
Senior Notes	$220,000	$220,000
Senior Subordinated Notes	$175,000	$175,000